UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mack-Cali Sets the Record Straight Regarding Bow Street’s Self-Serving Agenda

Reiterates that Bow Street’s Sole Objective Is to Acquire Mack-Cali’s Premium Office Assets

at a Lowball Price or Force a “Fire Sale” of the Company

Urges Stockholders to Protect the Value of Their Investment by
Voting “FOR” All of Mack-Cali’s Qualified Nominees on the WHITE Proxy Card

JERSEY CITY, N.J., May 7, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) (the “Company”) today mailed a letter to its stockholders in connection with the Company’s upcoming 2019 Annual Meeting of Stockholders, scheduled for June 12, 2019 (the “Annual Meeting”). Mack-Cali stockholders of record as of the close of business on April 16, 2019 will be entitled to vote at the Annual Meeting.

Bow Street Special Opportunities Fund XV, LP (“Bow Street”) and David Werner Real Estate Investments (“DWREI”) approached Mack-Cali with a proposal to acquire the Company’s suburban and waterfront office assets, hotel joint venture interests and retail assets at a price far below fair market value. The Mack-Cali Board carefully reviewed and considered Bow Street’s and DWREI’s proposal and unanimously determined that the proposal was grossly inadequate, illusory and unworkable. Now, Bow Street has launched a proxy contest to facilitate its self-interested proposal or, failing that, make a quick profit by forcing a sale of the Company at a “fire sale” price to the detriment of long-term Mack-Cali stockholders. In its proxy materials, Bow Street has omitted important information and included a number of misleading assertions and outright misstatements. Despite Bow Street’s attempts to disguise its self-serving agenda, the Company believes that Bow Street’s sole objective is to acquire Mack-Cali’s premium office assets at a grossly inadequate price.

The Mack-Cali Board is open to all alternatives to maximize stockholder value, including a potential strategic transaction. However, the Board believes that it is critically important that Mack-Cali’s ongoing asset portfolio transformation be completed in order to position the Company to obtain the maximum value for stockholders in a potential sale or other strategic transaction. The Board urges stockholders to protect the value of their investment and prevent the forced sale of Mack-Cali’s high-quality assets at a grossly inadequate price by voting on the WHITE proxy card “FOR” all of Mack-Cali’s 11 nominees.

Mack-Cali is sending the following letter to stockholders to set the record straight on Bow Street’s false statements and misleading assertions:

Dear Fellow Stockholders,

The Mack-Cali Board of Directors and management team have taken decisive action to transform the Company into a leading office and multifamily residential real estate owner with strong market share in its target markets, and we are laser focused on maximizing stockholder value. The successful execution of our Waterfront Strategy has created a portfolio of high-quality assets that has positioned the Company to continue to create significant value in the near term for stockholders, with a substantial runway for sustainable growth and superior returns.

We are seeking your support ahead of the upcoming Annual Meeting of Stockholders on June 12, 2019. Bow Street Special Opportunities Fund XV, LP (“Bow Street”) has nominated four directors to stand for election to the Mack-Cali Board at the Annual Meeting. In order to protect the value of your investment and prevent the forced sale of Mack-Cali’s high-quality assets at a grossly inadequate price, the Board of Directors recommends that stockholders vote “FOR ALL” of the Company’s director nominees on the enclosed WHITE proxy card TODAY. Your vote is important, every vote counts.

SETTING THE RECORD STRAIGHT ON BOW STREET

Bow Street is a new Mack-Cali stockholder. In fact, Bow Street only began to accumulate Mack-Cali stock in October 2018 and then approached Mack-Cali in February 2019, together with David Werner Real Estate Investments (“DWREI”), with a proposal to acquire the Company’s suburban and waterfront office assets, hotel joint venture interests and retail assets at a price far below fair market value and to effect the spin-off of the Company’s residential assets to Mack-Cali stockholders as a newly formed, publicly-traded REIT. Following the Board’s careful review and consideration, and subsequent unanimous determination that Bow Street’s and DWREI’s proposal was grossly inadequate, illusory and unworkable, Bow Street launched its proxy contest.

We believe that Bow Street’s proxy materials omit important information and include misleading details and outright misstatements, all designed to conceal the simple truth that Bow Street has launched its proxy contest for a single purpose: to facilitate its self-interested proposal to acquire Mack-Cali’s premium office assets at a lowball price or, failing that, make a quick profit by forcing a sale of the Company at a “fire sale” price. For that reason, we want to set the record straight on Bow Street.

Bow Street’s Sole Objective Is to Acquire Mack-Cali’s Premium Office Assets
at a Lowball Price or Force a “Fire Sale” of the Company

We are not opposed to a sale, only a steal. The Mack-Cali Board is open to all opportunities to maximize stockholder value, including through the potential sale of the Company or certain of its assets.  The Board is not open, however, to transactions such as the one proposed by Bow Street and DWREI, which would shortchange Mack-Cali stockholders and prevent them from realizing the full value potential of the Company’s ongoing asset portfolio transformation and the successful execution of our Waterfront Strategy.

In its proxy materials, Bow Street falsely claimed that the Board hastily rejected Bow Street’s and DWREI’s proposal, without giving it due consideration or trying to clarify the details of the proposed transaction. In fact, the Board carefully reviewed and considered the proposal, in consultation with its financial and legal advisors, before unanimously determining that the proposal is grossly inadequate, illusory in nature and unworkable.

In particular, the Board concluded that the proposal grossly undervalues Mack-Cali’s core office portfolio. Bow Street’s and DWREI’s proposed cash purchase price of $2.4 billion to $2.6 billion for Mack-Cali’s suburban and waterfront office assets, hotel joint venture interests and retail assets implies a gross asset valuation of approximately $2.0 billion for the Company’s core office portfolio, which is significantly lower than management’s estimate of approximately $3.0 billion (as of March 31, 2019), which has been confirmed by an independent valuation recently performed by Holliday, Fenoglio Fowler, L.P. (“HFF”), a leading consultant and provider of capital markets transaction services to the commercial real estate industry.

We also believe that the proposal significantly overstates the value of the consideration that stockholders would receive in the proposed transaction. While Bow Street and DWREI claim that the stock of the new residential company that would be distributed to Mack-Cali stockholders in the proposed transaction would trade near or at net asset value (“NAV”), we believe that these trading levels are completely unrealistic for a small-cap, highly leveraged company having substantial development exposure and a joint venture investor (Rockpoint Group) with significant rights. Additionally, we believe that the new residential company’s significant cash flow constraints would limit its ability to pay meaningful cash dividends thus further impairing the likelihood of achieving an attractive market valuation.

Moreover, while Bow Street and DWREI claim that Mack-Cali stockholders would receive $8 to $10 per share in cash net of transaction costs, they have failed to demonstrate that they have the ability to finance the proposed transaction and related material costs and expenses, including the tax exposure in excess of $400 million that the Company believes would be associated with the proposed transaction.

Accordingly, the Mack-Cali Board concluded that the proposed transaction is unlikely to deliver aggregate consideration to stockholders that would be anywhere near the hypothetical value of up to $27 to $29 per share the activists have suggested. In fact, in its own proxy statement, Bow Street expressly acknowledges that there can be no assurance that the new residential company would trade at the levels indicated by Bow Street nor that the total consideration would have an immediate value of $27-$29 per share.(1)

Further, contrary to Bow Street’s misleading assertions, members of the Board and the Company’s management team met with Bow Street’s and DWREI’s representatives on several occasions in an effort to clarify the terms of the proposed transaction. However, during these discussions, Bow Street and DWREI failed to provide any information that would change the Board’s conclusion that the proposed transaction lacks financing, grossly undervalues Mack-Cali’s core office portfolio, and would not deliver stockholder value anywhere near the value indicated by Bow Street.

Bow Street’s New Focus on an Immediate Sale Process
Is an Attempt to Disguise Its Self-Serving Objectives

Bow Street’s True Objective Is to Make a Quick Profit. In its May 1, 2019 letter to stockholders, Bow Street claims that its objective is to ensure that the Company is sold “to the highest bidder in a robust, transparent auction process.”(2) Notably, unlike in its previous stockholder communications, Bow Street no longer focuses on the “benefits” of its own proposal to Mack-Cali stockholders, but rather urges the Board to immediately announce a process to explore all strategic alternatives. In our view, this change in strategy is an attempt by Bow Street to shift investor and media attention away from its self-serving proposal — which has received mostly unfavorable analyst coverage — and portray themselves as stockholder value champions.  We urge stockholders not to be fooled by this “bait and switch” approach, which is designed to create the false impression that Bow Street’s interests are aligned with those of other Mack-Cali stockholders. In reality, we believe that if Bow Street is unable to compel Mack-Cali to pursue its grossly inadequate proposal, it intends to force a “fire sale” of the Company before full value can be unlocked through the continued successful execution of our Waterfront Strategy, at a price that would allow Bow Street, as a new stockholder, to realize a quick profit on its investment in the Company, to the detriment of long-term investors.

Bow Street Is Looking to “Greenmail” Mack-Cali. In its proxy materials, Bow Street makes numerous statements about launching its proxy contest to maximize value for all Mack-Cali stockholders. Bow Street also describes the Company’s good faith offer to add two Bow Street’s nominees to the Board in order to avoid a costly and distracting proxy contest as an attempt to purchase its “silence.”(3) However, Bow Street’s proxy materials fail to disclose that, at a meeting with Messrs. Mack and DeMarco on March 27, 2019, Bow Street’s and DWREI’s representatives indicated that Bow Street would be willing to withdraw its director nominations if the Company agreed to sell certain of its office properties to Bow Street and DWREI at a “wholesale” price. In our view, this further demonstrates that Bow Street’s true objective is to make a quick profit, at the expense of all other Mack-Cali stockholders.

Bow Street’s Claims That the Mack-Cali Board Has Rejected Numerous Offers Are Outright Misstatements. Bow Street has also falsely claimed in its proxy materials, citing unsubstantiated media reports, that the Mack-Cali Board is unwilling to entertain any acquisition proposals and has received and rejected “numerous” offers.(4) Contrary to Bow Street’s outright misstatements

(1)  Footnote 2 on page 2 of Bow Street’s definitive proxy statement filed on May 1, 2019.

(2)  Bow Street’s letter to stockholders dated May 1, 2019, page 2.

(3)  Bow Street’s letter to stockholders dated May 1, 2019, page 3.

(4)  Bow Street’s letter to stockholders dated May 1, 2019, page 3.

and the inaccurate media reports, to date, Mack-Cali has not received or rejected any acquisition proposals, other than Bow Street’s grossly inadequate, illusory and unworkable proposal and a similar impractical indication of interest received from Murray Kushner in February 2019. We believe that Bow Street’s false statements are nothing more than an attempt to disparage Mack-Cali’s Board and shift investor and media attention away from Bow Street’s self-serving objectives.

COMPLETING THE TRANSFORMATION OF MACK-CALI’S ASSET PORTFOLIO
AND CONTINUING TO EXECUTE OUR WATERFRONT STRATEGY
IS THE BEST WAY TO MAXIMIZE STOCKHOLDER VALUE AT THIS TIME

While the Mack-Cali Board is open-minded and considers all available alternatives for maximizing stockholder value, including a potential sale of the Company, it does not believe that now is the right time for the Company to pursue a strategic transaction. The Company’s continuing successful execution of its Waterfront Strategy has positioned Mack-Cali to accelerate earnings growth and narrow the gap between its NAV and stock price, which we expect to unlock significant value in the near term for stockholders. The Board believes that it is critically important that this ongoing asset portfolio transformation be completed in order to position the Company to obtain the maximum value for stockholders in a potential sale or other strategic transaction.

The key remaining elements of a successful, fully executed asset portfolio transformation include the following:

•                  Waterfront Leasing. To execute leases with quality tenants on over 1.0 million square feet of currently vacant office space.

•                  Multifamily Lease-Up and In-Construction Portfolios. To achieve economic stabilization of 1,212 apartment units delivered in 2018; to complete and stabilize active construction projects comprised of 1,947 apartment units and 372 hotel keys.

•                  Suburban Office. To selectively and strategically crystalize value of Mack-Cali’s remaining suburban holdings.

•                  Corporate Objectives. To continue rebuilding operational excellence and efficiencies with related right-sizing of the transformed Company; to improve the Company’s balance sheet with a focus on repaying unsecured loans and reducing net debt ratios.

The Board believes that a strategic process commenced prior to the successful completion of the Company’s ongoing asset portfolio transformation would not result in a transaction in which Mack-Cali stockholders would receive an attractive price for their shares. Moreover, the Board believes that a failed sale process would seriously harm Mack-Cali’s business, including by causing significant management distraction and disrupting the Company’s relationships with its key employees, vendors and business partners, including leasing brokers, which could have a significant adverse impact on the Company’s leasing program.

For these reasons, the Board believes that engaging in a sale or other strategic transaction at this time would be premature and would deprive all Mack-Cali stockholders of the opportunity to realize the full value of their investment. We are confident that continuing to advance the Company’s Waterfront Strategy is the best way to maximize value for all stockholders at this time.

PROTECT THE VALUE OF YOUR INVESTMENT —
VOTE ON THE WHITE PROXY CARD NOW

We do not endorse Bow Street’s candidates because we believe that their intent, if elected, is to advance Bow Street’s and DWREI’s self-interested, opportunistic agenda. Accordingly, we urge you to discard any gold proxy card you may receive from Bow Street.

We believe it is clear that Bow Street’s true objective remains to facilitate its self-interested proposal to acquire Mack-Cali’s premium office assets at a grossly inadequate, lowball price and to capture for themselves the value Mack-Cali is creating through its portfolio transformation and Waterfront Strategy, leaving all other stockholders “holding the bag.” We have created a leading asset portfolio, and are confident that we are poised to realize that value — for your benefit — in the near-term.  The Board is confident that continuing to execute on its strategic plan is the best way to maximize stockholder value at this time.

Mack-Cali strongly recommends that stockholders vote to support the Mack-Cali Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of Mack-Cali’s 11 nominees.

Thank you for your investment and continuing support.

Sincerely,

Mack-Cali Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any Gold proxy card

sent to you by Bow Street, as doing so

will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey.  Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting.  The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali, its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company is set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company.  These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

David Smetana	Deidre Crockett
Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
Chief Financial Officer	Senior Vice President,
(732) 590-1035	Corporate Communications
dsmetana@mack-cali.com	and Investor Relations
(732) 590-1025
dcrockett@mack-cali.com

Proxy Solicitor:	Media Contacts:
Lawrence E. Dennedy	Andrew Siegel / Viveca Tress
MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 929-5500	(212) 355-4449
ldennedy@mackenziepartners.com